Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS

REJECTING THEIR NOTICE OF WITHDRAWAL

Date:	[—], 2012
To:	[Name]
From:	Inphi Corporation, Inc. (“Inphi”)
Re:	Notice of Rejection of Notice of Withdrawal

Unfortunately, your Notice of Withdrawal regarding Inphi’s Offer to Exchange dated September 20, 2012 (the “Offer”), was not accepted for the following reason(s): [reasons].

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Inphi so that it is received before 5:00 p.m., Pacific Time, on October, 19, 2012 (or such later date as may apply if the Offer is extended), by one of the following means:

Via Electronic Delivery:

Scan the completed and signed Election Form and email a pdf to Joel Rodriguez at jrodriguez@inphi.com.

Via Regular Mail, Overnight Courier or Hand Delivery:

Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, Attn: Joel Rodriguez

If we do not receive a properly completed and signed Notice of Withdrawal from you before the deadline for the Offer, all eligible options currently tendered by you will be canceled for exchange.

If you have any questions about the Offer, please contact Aparna Bawa or John Edmunds.

If you would like additional copies of the Notice of Withdrawal or other documents related to the Offer, please contact Joel Rodriguez at jrodriguez@inphi.com.